WORLDWIDE MARKETING AGREEMENT



THIS AGREEMENT made this ____ day of _____________, 1994, at Little Rock, Arkansas, between Innotek Corporation ("Innotek"), 1300 Tower Building, Little Rock, Arkansas 72201 and Foster Wheeler USA
Corporation ("Foster Wheeler"), Perryville Corporate Park, Clinton, New Jersey 08809-4000.

                           Witnesseth:

WHEREAS, Innotek owns the exclusive licensing right worldwide (except in Japan in the case of STORS) pursuant to an agreement with Battelle Memorial Institute ("Battelle") to market, develop and commercialize the sewage to oil recovery system (STORS)/NitRem (nitrogen removal) and associated processes involving the dual shell pressure balanced vessel (DSPBV) all of which is collectively referred to as the "Technology"; and

WHEREAS, Innotek and Foster Wheeler is desirous of entering into a joint marketing agreement for the purposes of marketing, developing and commercializing the Technology, including, but not limited to, the Department of Defense, the Department of Energy and other existing or potential clients of Foster Wheeler on a worldwide basis.

WHEREAS, Innotek will have to disclose to Foster Wheeler confidential and technical information regarding the Technology, which Innotek considers to be a proprietary and valuable commercial asset of the corporation;

WHEREAS, Foster Wheeler has certain expertise in the design, engineering, procurement, construction and operation of a wide range of processing facilities as well as extensive contact with the industries likely to use the Technology.

NOW, THEREFORE, in consideration of the below-listed covenants, and for other good and valuable consideration, the parties agree as follows:

IT IS AGREED between the parties, for themselves, their successors, legal representatives and assigns, that the parties' joint marketing venture shall be upon the following terms and conditions:

     1. Foster Wheeler will work with Innotek to identify and develop marketing strategies for the commercialization of the Technology. Based on this understanding, Foster Wheeler will submit joint proposals with Innotek to the Department of Energy, the Department of Defense and other agency, utility, municipal and industrial clients as appropriate after having mutually identified commercially attractive opportunities for the Technology.

     2. Foster Wheeler shall use its best efforts to introduce the Technology into the market to make this venture successful and profitable. When potential projects are identified, Innotek and Foster Wheeler will agree on those for which a proposal will be submitted. Innotek will supply the basis of the process design and Foster Wheeler will design, procure and construct the required processing facilities necessary to fulfill the requirements.

     3. Where proposals are submitted, Foster Wheeler shall carry out all necessary work based on process and design information supplied by Innotek, with each party absorbing their own costs associated with this task. The entity submitting each proposal will be agreed on an case-by-case basis.

     4. Commercial terms, guarantees and warranties, project costs and fees associated with any and all proposals with respect to the supply of the Technology to prospective clients shall be agreed to between the parties prior to the submission of proposals.

     5. Each party agrees to hold in confidence any and all technical information, data, knowhow, drawings, specifications, operating manuals, process design and calculations disclosed to it by the other party and/or its affiliates either directly or indirectly in connection with the marketing, construction, financing or operation of facilities using the Technology and agrees not to use such information for purposes other than those specified in this Agreement provided, however, that these obligations shall not apply to:

          a. Information which at the time of disclosure is in the public domain
          b. Information which, after disclosure, becomes part of the public domain
          c. Information which the receiving party hereto can show was in its possession at the time of the disclosure and was not acquired directly or indirectly from the other party hereto, and
          d. Information which has been or is now or later acquired by or made known to a party hereto by a third party as a matter of right and who did not receive such information from the other party hereto.

     6. Foster Wheeler understands in receiving confidential information that it receives no right to a license, implied or otherwise, under any patents, know-how, trade secrets, or other intellectual property now or hereinafter owned or controlled by Innotek.

     7. Both Innotek and Foster Wheeler shall conduct coordinated marketing activities, jointly and separately, keeping the other party fully informed of possible business opportunities with each partner bearing the responsibility of paying their own expenses including travel, lodging and incidental costs. Continuing at mutually agreed times and locations, Innotek will conduct product training seminars for Foster Wheeler marketing representatives. Innotek and Foster Wheeler will jointly approve all product literature, sales and advertising materials on the Technology where the other company's name appears or is used in the material. The cost of marketing and advertising material shall be shared on an appropriate cost basis.

     8. Innotek's designated marketing engineer will interface directly with Foster Wheeler sales/marketing staff to provide technical training, assistance, relate any technical update on the technologies and otherwise assist in all marketing activities. Foster Wheeler will designate staff specifically to coordinate its activities with respect to the Technology, including gathering relevant technical data, etc., and interface with Innotek designated marketing representatives.

     9. Designated marketing persons will work together on such aspects as to establish program continuity, target markets, advise each other on a regular basis as to specific business opportunities, mutually agreeing on the timing and type of response appropriate in each specific case, as well as appropriate follow-up. They will also assess market feedback which will be used to focus future marketing efforts, design and type of marketing/sales tools, etc. The aim is to establish a core team specializing in the Technology.

     10. Foster Wheeler shall have the option to include one or more other companies in its international organization in the marketing, tendering and/or project execution phases where it is appropriate.

     11. The parties agree that the term of the Agreement shall be for an initial ten (10) year period from the date of this document, and shall be automatically extended in three-year periods thereafter. The confidentiality obligations contained in this Agreement shall survive such termination of this Agreement. Notwithstanding the above, should events demonstrate that there is no potential market to support this collaboration the parties may mutually agree to change this Agreement. Furthermore, should the situation of one of the parties change with respect to the Technology, the parties will jointly review the matter and may mutually agree to terminate this Agreement on six months' notice (in writing) by either party. Such termination shall not apply to any projects in progress which shall be carried to completion.

     12. This Agreement is nonexclusive. However, Foster Wheeler and Innotek agree to begin discussions regarding an exclusive business arrangement by the end of 1994 based on the concepts contained in this Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and will be construed in all respects in accordance with the laws of the State of Arkansas. Notices, demands and communications hereunder to Innotek or Foster Wheeler must be given and sent, and shall be deemed to have been given or sent, by mailing to the following addresses:

                         Innotek Corporation
                         1300 Tower Building
                         Little Rock, Arkansas  72201

                         Foster Wheeler USA Corporation
                         Perryville Corporate Park
                         Clinton, New Jersey  08809-4000


                              INNOTEK CORPORATION


                              By:  /s/ Dennis C. Cossey
                                 --------------------------------
                                 Dennis C. Cossey, Chairman


                              FOSTER WHEELER USA CORPORATION


                              By:   /s/ C. Bartoli
                                 --------------------------------
                                 C. Bartoli, President